UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2016

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2015 Bonus Compensation

On February 11, 2016, the Compensation Committee (the “Committee”) of the board of directors of Rightside Group, Ltd. (the “Company”) approved the payment of cash bonus compensation to the named executive officers.  The bonus compensation was awarded based on the achievement of performance criteria under the Company’s annual bonus plan.

Name and Principal Position	Cash ($)
Taryn J. Naidu Chief Executive Officer	$245,437.50
Tracy Knox Chief Financial Officer	$133,237.50
Wayne M. MacLaurin Chief Technology Officer	$65,625.00
Rick Danis General Counsel	$63,525.00

Annual Equity Award Grants

The Committee, in consultation with the Company’s independent compensation consultant, Compensia, Inc., further approved annual equity award grants of restricted stock units to Messrs. MacLaurin and Danis as listed below.  The restricted stock units vest in 16 substantially equal installments commencing on May 15, 2016 and on each three-month anniversary thereafter.

Name and Principal Position	Restricted Stock Units (#)	Grant Date
Wayne M. MacLaurin Chief Technology Officer	34,161	February 11, 2016
Rick Danis General Counsel	34,161	February 11, 2016

2016 Annual Base Salary

In addition, the Committee also approved increases in annual base salaries for 2016 as follows:  Mr. Naidu’s annual base salary increased from $385,000 to $400,000;   Ms. Knox’s annual base salary increased from $323,000 to $334,000; Mr. MacLaurin’s annual base salary increased from $250,000 to $259,000; and Mr. Danis’ annual base salary increased from $242,000 to $250,000.  Each of these officers is entitled to cash bonuses up to a percentage of his or her respective base salary.  The actual amount of such bonuses is tied to the achievement of corporate operating and financial goals, and any other criteria that the Committee may determine in its sole discretion to consider other individual and corporate performance objectives.  The bonus percentages for 2016 for each of these officers remain unchanged from 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2016	RIGHTSIDE GROUP, LTD.

	By:	/s/ Taryn J. Naidu
Taryn J. Naidu
Chief Executive Officer